Exhibit 99.1

ARQULE, INC.

2006 Annual Meeting of Stockholders

Report of Matters Voted on by Stockholders

1.                                       The Annual Meeting of Stockholders of the Registrant (the “Annual Meeting”) was held at The Museum of Science, Science Park, Boston, Massachusetts, commencing at 9:00 a.m., pursuant to notice properly given.

2.                                       At the close of business on March 31, 2006, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the outstanding voting securities of the Registrant consisted of 35,377,881 shares of common stock, $0.01 par value. Each of the outstanding shares was entitled to one vote on the matters to come before the Annual Meeting.

3.                                       At the Annual Meeting, 30,076,706 shares, or 85.02%, of the Registrant’s issued and outstanding common stock were represented, in person or by proxy, constituting a quorum.

4.                                       At the Annual Meeting, the following nominees for director received the respective number of votes set opposite his name, constituting a plurality of the votes cast, and has been duly elected as a director of the Registrant.

Nominee	Number of Votes For	Number of Votes Withheld

Michael J. Astrue	29,298,457	778,249

Timothy C. Barabe	29,671,322	405,384

Stephen A. Hill	29,672,540	404,166

5.                                       The following sets forth the tally of the votes cast on the proposal to approve an amendment to the Registrant’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of its common stock from 50,000,000 to 100,000,000 shares.

Number of Votes For	Number of Votes Against	Number of Votes Abstaining	Percentage For

26,812,298	3,244,611	19,797	89.15%

7.                                       The following sets forth the tally of the votes cast on the proposal to approve amendments to the Registrant’s Amended and Restated 1996 Director Stock Option Plan to (i) increase the number of shares of common stock for which an option to purchase shares is automatically granted (A) to the Chairman of the Board of Directors (1) upon his or her initial election or appointment (from 10,000 shares to 25,000 shares) and (2) upon his or her re-election or continuation on the Registrant’s board immediately after each annual meeting of stockholders (from 5,000 shares to 15,000 shares), and (B) to each other Director (1) upon his or her initial election or appointment (from 10,000 shares to 20,000 shares) and (2) upon his or her re-election or continuation on the Registrant’s board immediately after each  annual meeting of stockholders (from 5,000 shares to 10,000 shares); and (ii) change the date through  which stock options may be granted under the Registrant’s Amended and Restated 1996 Director Stock Option Plan from July 9, 2006 to May 18, 2016, ten years from the date of the Annual Meeting.

Number of Votes For	Number of Votes Against	Number of Votes Abstaining	Percentage For

16,702,790	2,256,457	55,628	87.84%

8.                                       The following sets forth the tally of the votes cast on the proposal to approve an amendment to the Registrant’s Amended and Restated 1996 Employee Stock Purchase Plan to change the date through which rights to purchase the Registrant’s common stock may be granted to its employees under such plan from August 14, 2006 to May 18, 2016, ten years from the date of the Annual Meeting.

Number of Votes For	Number of Votes Against	Number of Votes Abstaining	Percentage For

18,315,845	651,091	47,939	96.32%

9.                                       The following sets forth the tally of the votes cast on the proposal to ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the Registrant’s financial statements for the fiscal year ending December 31, 2006.

Number of Votes For	Number of Votes Against	Number of Votes Abstaining	Percentage For

29,458,025	600,086	18,595	97.94%